Exhibit 99.1

Pharmacyclics Reports Third Quarter 2013 Results

SUNNYVALE, CA, November 7, 2013
Pharmacyclics, Inc. (the “Company”) (Nasdaq: PCYC) today reported financial results and recent developments for the quarter ended September 30, 2013.

Financial Results for the Three and Nine Months Ended September 30, 2013

Revenue for the quarter ended September 30, 2013 was $79.1 million compared to $54.7 million for the quarter ended June 30, 2013 and $102.7 million for the quarter ended September 30, 2012. Included in revenue for the three months ended September 30, 2013 was $75 million of regulatory milestones earned by the Company under its collaboration and license agreement (the “Agreement”) with Janssen Biotech, Inc. and its affiliates (“Janssen”). As announced on August 29, 2013, the U.S. Food and Drug Administration (FDA) accepted the Company's New Drug Application (NDA) filing for ibrutinib, for two B-cell malignancy indications: previously treated mantle cell lymphoma (MCL) and previously treated chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL). Revenue for the quarters ended June 30, 2013 and September 30, 2012 consisted primarily of license and milestone revenue due to development milestones earned under the Agreement.

Revenue for the nine months ended September 30, 2013 was $136.6 million, compared to $106.7 million for the nine months ended September 30, 2012. The increase in revenue was primarily due to the $75 million of regulatory milestones earned under the Agreement upon the FDA’s acceptance for filing of the Company’s NDA for ibrutinib during the nine months ended September 30, 2013.

Non-GAAP net income reported for the quarter ended September 30, 2013 was $52.5 million, or $0.72 and $0.68 net income per basic and diluted share, respectively, compared to non-GAAP net income of $19.2 million, or $0.26 and $0.25 net income per basic and diluted share, respectively for the quarter ended June 30, 2013. Non-GAAP net income for the quarter ended September 30, 2012 was $78.8 million, or $1.13 and $1.06 net income per basic and diluted share, respectively. Non-GAAP net income reported for the nine months ended September 30, 2013 was $43.3 million, or $0.60 and $0.57 net income per basic and diluted share, respectively, compared to non-GAAP net income of $54.4 million or $0.79 and $0.74 net income per basic and diluted share, respectively, for the nine months ended September 30, 2012. See “Use of Non-GAAP Financial Measures” below for a description of our non-GAAP measures. A reconciliation between certain generally accepted accounting principles (“GAAP”) and non-GAAP measures is provided at the end of this press release.

GAAP net income for the quarter ended September 30, 2013 was $42.3 million, or $0.58 and $0.55 net income per basic and diluted share, respectively, compared to GAAP net income of $12.4 million, or $0.17 and $0.16 net income per basic and diluted share, respectively, for the quarter ended June 30, 2013. For the quarter ended September 30, 2012, GAAP net income was $75.6 million, or $1.09 and $1.02 net income per basic and diluted share, respectively. For the nine months ended September 30, 2013, GAAP net income was $2.8 million, or $0.04 net income per basic and diluted share, compared to GAAP net income of $45.9 million, or $0.66 and $0.62 net income per basic and diluted share, respectively, for the nine months ended September 30, 2012. Included in GAAP net income for the nine months ended September 30, 2013 and September 30, 2012 was stock-based compensation expense of $40.6 million and $8.5 million, respectively.

To date, the Company has earned milestone payments of $275 million under the Agreement. In addition to the $75 million, representing regulatory milestones earned under the Agreement during the three months ended September 30, 2013, the Company also earned four development milestone payments from Janssen of $50 million each, totaling $200 million. The Company may receive up to an additional $550 million ($50 million for development progress, $150 million for regulatory progress and $350 million for approval) in development, regulatory and approval milestone payments, however, clinical development entails risks and the Company has no assurance as to whether or when the milestone targets might be achieved.

The Agreement with Janssen includes a cost sharing arrangement for certain development activities. In general, Janssen is responsible for approximately 60% of development costs and the Company is responsible for 40% of development costs. The Agreement with Janssen also provides for a $50 million annual cap of the Company’s share of development costs and pre-tax commercialization losses for each calendar year.

GAAP operating expenses were $25.7 million for the quarter ended September 30, 2013, compared to $42.7 million for the quarter ended June 30, 2013 and $23.9 million for the quarter ended September 30, 2012. During the three months ended June 30, 2013, the Company exceeded the $50 million annual cap on its share of development costs under the Agreement. As such, all of the Company’s share of development and commercial costs  chargeable to the collaboration during the quarter ended September 30, 2013 represents amounts incurred in excess of the annual cap (“Excess Amounts”). The Company recognizes Excess Amounts as a reduction to operating expenses. For the quarter ended September 30, 2013, the Company recognized $45.5 million of Excess Amounts as a reduction to operating expenses. There were no Excess Amounts recognized for the quarter ended September 30, 2012. Of the Excess Amounts recognized for the quarter ended September 30, 2013, $34.1 million was recorded as a reduction to research and development expenses and $11.4 million was recorded as a reduction to general and administrative expenses.

GAAP operating expenses were $124.1 million for the nine months ended September 30, 2013, compared to $63.4 million for the nine months ended September 30, 2012. During the nine months ended September 30, 2013, the Company recognized $65.9 million of Excess Amounts as a reduction to operating expenses. There were no Excess Amounts recognized for the nine months ended September 30, 2012. Of the Excess Amounts recognized for the nine months ended September 30, 2013, $51.5 million was recorded as a reduction to research and development expenses and $14.4 million was recorded as a reduction to general and administrative expenses.

Under the Agreement, Janssen will fund maximum Excess Amounts of $200 million and $25 million of interest thereon. To date, the Company has recorded Excess Amounts amounting to $84.0 million. The Company recognizes Excess Amounts as a reduction to operating expenses as the Company's repayment of Excess Amounts to Janssen is contingent and would become payable only after the third profitable calendar quarter for the product. Further, Excess Amounts shall be reimbursable only from the Company's share of pre-tax profits (if any) after the third profitable calendar quarter for the product.

As of September 30, 2013, the Company had cash, cash equivalents and marketable securities of $560.1 million, compared with $317.1 million as of December 31, 2012.

As of September 30, 2013, cash, cash equivalents, marketable securities and accounts receivable from Janssen totaled approximately $612.3 million. The Company now expects to end calendar year 2013 in excess of $600 million in cash, cash equivalents, marketable securities and receivables due from Janssen.

With the progress and achievements to date, the Company expects to be profitable on a GAAP basis for the quarter and year ending December 31, 2013.

“Team Pharmacyclics has consistently improved enrollment and data submission timelines for our CLL and MCL studies over the past years. Often the clinical accomplishments are ahead of our internal expectations,” said Bob Duggan, CEO and Chairman of the Board.”Most recently we achieved an important milestone with ibrutinib’s drug application now being submitted to the European authorities. Together with Janssen, our partner, we are working towards a broad clinical advancement of ibrutinib and have now focused in on making the product commercially available in all major markets around the world. Over the next several quarters, we are anticipating additional clinical and regulatory progress. We are on our way to becoming a true ally for patients and physicians, addressing serious, unmet medical health care needs for patients.”

Regulatory and Clinical Update

To date, over 2300 patients have been treated in company sponsored trials, over 800 principal investigators have been involved in the conduct of our clinical trials in 37 countries around the globe. Clinical trials are active in all regions including US, Europe, Asia Pacific, Asia, and Latin America. Currently there are eight Phase III clinical trials conducted with ibrutinib and a total of 35 trials are currently registered on www.clinicaltrials.gov.

On October 30, Janssen announced it submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for the use of ibrutinib in the treatment of adult patients with R/R CLL/SLL or R/R MCL, two forms of blood cancer. The EMA filings follow the New Drug Application submission of ibrutinib to the U.S. Food and Drug Administration which was accepted by the agency on August 27, 2013, for its use in the treatment of patients with R/R CLL/SLL or R/R MCL.

Oral Presentations at ASH (December 7-10) for ibrutinib

Ten Oral Presentations and eleven Poster Presentations for ibrutinib have been accepted at the American Society of Hematology (ASH) Annual Meeting in New Orleans, LA (December 7-10, 2013). These abstracts were published today on the ASH website at www.hematology.org at approximately 9:00 a.m. ET. Clinical presentations scheduled during the meeting in December will provide further updates to these abstracts regarding the efficacy and safety of ibrutinib, particularly in chronic lymphocytic leukemia/small lymphocytic lymphoma, Waldenstrom’s macroglobulinemia and non-Hodgkin lymphoma.

Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma Oral Presentations:

Title: Ibrutinib in combination with rituximab (iR) is well tolerated and induces a high rate of durable remissions in patients with high-risk Chronic Lymphocytic Leukemia (CLL): new, updated results of a Phase II trial in 40 patients
Session: 642. CLL: Therapy, excluding Transplantation: Clinical Trials of B Cell Receptor Signaling Inhibitors
Date: Monday, December 9, 2013
Presentation Time: 5:00 PM
Location: Ernest N. Morial Convention Center, 295-296
Presenter: Burger

Title: Ibrutinib in Combination with Bendamustine and Rituximab is Active and Tolerable in Patients with Relapsed/Refractory CLL/SLL: Final Results of a Phase 1b Study
Session: CLL: Therapy, excluding Transplantation: Chemoimmunotherapy Clinical Trials
Date: Monday, December 9, 2013 Session Time: 2:45 PM - 4:15 PM
Presentation Time: 3:15 PM
Location: Ernest N. Morial Convention Center, 220-222
Presenter: Brown

Title: Clonal evolution in patients with chronic lymphocytic leukemia developing resistance to BTK inhibition
Session: 641. CLL: Biology and Pathophysiology, excluding Therapy: Molecular Mechanisms of CLL and Genomic Alterations in CLL Pathogenesis
Date: Tuesday, December 10, 2013
Presentation Time: 7:45 AM
Location: Ernest N. Morial Convention Center, 288-290
Presenter: Burger

Title: Single agent Ibrutinib (PCI-32765) achieves equally good and durable responses in chronic lymphocytic leukemia (CLL) patients with and without deletion 17p
Session: 642. CLL: Therapy, excluding Transplantation: Clinical Trials of B Cell Receptor Signaling Inhibitors
Date: Monday, December 9, 2013
Presentation Time: 4:30 PM
Location: Ernest N. Morial Convention Center, 295-296
Presenter: Farooqui

Title: Ibrutinib inhibits B-cell adhesion and causes an efflux of chronic lymphocytic leukemia cells from the tissue microenvironment into the blood leading to a transient treatment-induced lymphocytosis
Session: 642. CLL: Therapy, excluding Transplantation
Date: Monday, December 9, 2013
Presentation Time: 4:45 PM
Presenter: Mustafa

Title: Effective inhibition of tumor microenvironment interactions in CLL patients treated with the BTK inhibitor ibrutinib result in sustained inhibition of tumor proliferation and survival pathways
Session: 641. CLL: Biology and Pathophysiology, excluding Therapy
Date: Sunday, December 8, 2013
Presentation Time: 5:45 PM
Location: Ernest N. Morial Convention Center, 288-290
Presenter: Herman

Title: In-vivo effects of ibrutinib on the migration of chronic lymphocytic leukemia cells differ between patients and reduce the ability of the bone marrow microenvironment to attract the tumor cells
Session: 604. Molecular Pharmacology, Drug Resistance
Date: Monday, December 9, 2013
Presentation Time: 5:15 PM
Location: Ernest N. Morial Convention Center, 275-277
Presenter: Herman

Non Hodgkin Lymphoma Oral Presentations:

Title: Combining Ibrutinib With Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP): Updated Results From a Phase 1b Study in Patients With CD20-Positive B-Cell non-Hodgkin’s lymphoma
Session: 624. Lymphoma: Therapy with Biological Agents, Excluding Pre-Clinical Models: Aggressive Lymphomas
Date: Tuesday, December 10, 2013
Presentation Time: 8:45 AM
Location: Ernest N. Morial Convention Center, La Nouvelle Ballroom AB
Presenter: Younes

Waldenstrom’s Macroglobulinemia Oral Presentations:

Title: A Prospective Multicenter Study of the Bruton’s Tyrosine Kinase Inhibitor Ibrutinib in Patients with Relapsed or Refractory Waldenstrom’s Macroglobulinemia
Session: 624.Lymphoma: Therapy with Biological Agents, Excluding Pre-Clinical Models: Novel Therapies for Indolent Lymphomas
Date: Monday, December 9, 2013
Presentation Time: 8:00 AM
Location: Ernest N. Morial Convention Center, La Nouvelle Ballroom AB
Presenter: Treon

Other Ibrutinib Oral Presentations:

Title: Ibrutinib (PCI-32765) antagonizes Rituximab-dependent NK-cell mediated cytotoxicity
Session: 625. Lymphoma: Pre-Clinical – Chemotherapy and Biologic Agents: Modulating the Immune System in Lymphoma
Date: Monday, December 9, 2013
Presentation Time: 10:30 AM
Location: Ernest N. Morial Convention Center, 220-222
Presenter: Kohrt

Selected Clinical Trials Initiated with ibrutinib Over the Last 21 Months

CLL/SLL

•
RESONATE™ (PCYC-1112) Phase III study of ibrutinib versus ofatumumab in patients with R/R CLL/SLL started in the second quarter of 2012. This is a randomized, multi-center, open-label Phase III trial of ibrutinib as a monotherapy. The enrollment of 391 patients was completed more than two quarters ahead of schedule in April 2013. The primary endpoint of this study is to demonstrate a statistically significant improvement in progression-free survival (PFS) when compared to ofatumumab. A pre-defined number of progression events will trigger an interim analysis. Pharmacyclics expects a read out from the interim analysis during the first quarter of 2014. If the treatment effect of ibrutinib in comparison to ofatumumab is deemed statistically favorable by an independent review committee, a discussion with the FDA and other health authorities for a potential early filing may take place.

•
RESONATE™-17 (PCYC-1117): Phase II study of ibrutinib in a single-arm, open-label, multi-center trial using ibrutinib as a monotherapy in patients who have deletion 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population) started in the first quarter of 2013. The primary endpoint of the study is overall response rate (ORR). This global study completed its enrollment of 145 patients more than two quarters ahead of schedule.

•
RESONATE™-2 (PCYC-1115): Phase III study of ibrutinib versus chlorambucil in frontline newly diagnosed elderly CLL/SLL patients started in the first quarter of 2013. This is a randomized, multicenter, open-label trial of ibrutinib as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was agreed upon with the FDA under a Special Protocol Assessment (SPA). The study is designed to demonstrate superiority of ibrutinib with the primary endpoint of PFS when compared to chlorambucil. Pharmacyclics plans to enroll 272 patients worldwide and enrollment is now targeted to be completed by the second quarter of 2014, one quarter earlier than previously announced.

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HELIOS (CLL3001): Phase III study of ibrutinib in combination with bendamustine and rituximab in patients with R/R CLL/SLL started enrolling patients in the third quarter of 2012. This is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib in combination with bendamustine and rituximab versus placebo in combination with bendamustine and rituximab in R/R CLL/SLL patients who received at least one line of prior systemic therapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in PFS when compared to bendamustine and rituximab. The enrollment target of this global study is 580 patients.

MCL

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SPARK (MCL2001): Phase II study of ibrutinib in patients with R/R MCL who progressed after bortezomib therapy started in the third quarter of 2012. This is a single-arm, multi-center trial of ibrutinib as a monotherapy in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is ORR. Enrollment in MCL2001 was completed in April of 2013 with 120 patients enrolled.

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RAY (MCL3001): Phase III study of ibrutinib versus temsirolimus in R/R MCL patients started in the fourth quarter of 2012. This is a randomized, multi-center, open-label trial of ibrutinib as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is PFS. The enrollment target of this global study is 280 patients.

•
SHINE (MCL3002): Phase III study of ibrutinib in combination with bendamustine and rituximab in elderly patients with newly diagnosed MCL started in the second quarter of 2013. This is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib plus bendamustine and rituximab versus placebo plus bendamustine and rituximab in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the study is PFS. The enrollment target of this global study is 520 patients.

•
MCL4001: A multicenter, open label Expanded Access Program for ibrutinib as a monotherapy in relapsed/refractory (R/R) MCL patients was initiated in the US in the second quarter of 2013. EAPs are clinical studies allowed under certain circumstances by the FDA. They are designed to provide a mechanism for access to an investigational drug to treat patients with a serious or immediately life-threatening diseases or conditions until the time of an anticipated U.S. marketing approval. Further information about this program can be found on www.clinicaltrials.gov.

DLBCL

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PCYC-1106: Phase II study of ibrutinib in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). This multicenter, open-label trial designed to assess the activity of ibrutinib in two genetically distinct subtypes of DLBCL, the activated B-cell (ABC) subtype and the germinal center B-cell (GCB) subtype started in the second quarter of 2011. This trial is active in several US sites and Pharmacyclics has enrolled 70 patients with updated results most recently published at the Annual Meeting of the European Hematology Association in June of 2013. In July of 2013 a new cohort with ibrutinib dosed at 840mg in patients with non-GCB subtype DLBCL was initiated. Pharmacyclics is currently enrolling patients in this new cohort.

•
DBL1002: Phase Ib dose escalating study of ibrutinib in combination with R-CHOP in patients with newly diagnosed CD20 positive B-cell Non Hodgkin Lymphoma (DLBCL, MCL, FL) started in the second quarter of 2012. The purpose of this study is to identify a safe and tolerable dose of ibrutinib in combination with R-CHOP. This global, multi-center study has been fully accrued with 17 patients and an update on the dose escalating phase of this study was provided at ASCO 2013. With a recommended Phase II dose established, an additional 15 patients with newly diagnosed DLBCL enrolled in the study.   DBL1002 is currently in the follow up phase.

•
DBL3001: Phase III study of ibrutinib in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) in patients with newly diagnosed the non-GCB subtype of DLBCL started in the third quarter of 2013. This is a randomized, multi-center, double-blinded, controlled trial of ibrutinib plus R-CHOP versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the study is to demonstrate a clinically significant improvement in event-free survival when compared to R-CHOP. The enrollment target of this global study is 800 patients.

FL

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FLR2002: Phase II study of ibrutinib in patients with R/R follicular lymphoma (FL) started in the second quarter of 2013. This is a multi-center, global trial of ibrutinib in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least 2 prior lines of therapy, including at least 1 rituximab combination chemotherapy regimen. The primary endpoint of this study is overall response rate. The enrollment target of this global study is 110 patients.

•
FLR3001: Phase III study of ibrutinib in patients with R/R indolent Non-Hodgkin’s  Lymphoma (iNHL) was initiated in the third quarter of 2013. This is a multi-center, global trial of ibrutinib in patients with chemoimmunotherapy-experienced FL and marginal zone lymphoma (MZL), whose disease has relapsed from at least 1 prior therapy. The primary endpoint of this study is progression free survival. The enrollment target of this global study is 400 patients.

WM

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Phase II study of ibrutinib in patients with R/R Waldenstrom's Macroglobulinemia (WM) was started in the second quarter of 2012. This is a multicenter, open label study with a primary endpoint of ORR and is currently exploring ibrutinib administration at 420 mg in patients with WM who have failed at least 1 prior therapy. The study will also assess the safety and tolerability of ibrutinib as well as progression-free survival. This study is sponsored by the Dana-Farber Cancer Institute and completed enrollment of 63 patients.

MM

•
PCYC-1111: Phase II study of ibrutinib in patients with R/R multiple myeloma (MM) started in the first quarter of 2012. This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of ibrutinib single agent and in combination with dexamethasone in patients with R/R MM. This study is conducted by Pharmacyclics and is currently exploring ibrutinib administration at 560 mg in combination with dexamethasone and 840 mg in combination with dexamethasone and 840 mg as a single agent. Enrollment in stage I of dosing cohorts 1-4 is complete with a total of 67 patients enrolled.  At this time, an expansion of cohorts 1 and 2 is not planned due to the fact that the protocol-defined response rate was not achieved. Dosing of the enrolled patients in cohorts 3 and 4 is continuing.

•
PCYC-1119: Phase I/IIb study of ibrutinib in combination with carlfizomib in patients with R/R MM was registered in the third quarter of 2013. The Phase I portion of this study is a dose escalation study designed to the safety and recommended Phase IIb dose of ibrutinib and carlfizomib. The Phase IIb portion will be a randomized, double-blind, placebo controlled study to evaluate the efficacy of ibrutinib and carlfizomib versus carlfizomib and placebo. The primary endpoint of the Phase IIb portion of the study is progression-free survival. Pharmacyclics plans to enroll up to 176 patients.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET. To participate in the conference call, please dial 1-877-303-7908 for domestic callers and 1-678-373-0875 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. To access a replay of the call please dial 1-855-859-2056 domestic callers and 1-404-537-3406 for international callers and use the conference ID number: 92632034.  The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the Company’s Web site at http://www.pharmacyclics.com.

About ibrutinib

B-cells are the immune cells in the body that are responsible for producing antibodies to fight infections and provide long term immunity. Ibrutinib is a B-cell receptor pathway inhibitor that interferes with the proteins involved in signaling and it effectively blocks signals that tell B-cells to grow and divide, uncontrollably. This therapy can help stop cancer progression while preserving normal, healthy cells. Ibrutinib is a first in its class, oral therapy and is a new agent that inhibits the B-cell receptor signaling complex that plays an important role in the survival of malignant B-cells.  It is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, bringing new hope to many suffering from CLL and other B-cell malignancies.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

We strive to be allies to all of our stakeholders – most importantly patients waging struggles against rare and incurable cancers – but also the physicians and family members who care for them, payers, our employees, our shareholders, and regulatory agencies working to bring life-changing medicines to patients.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including operating expenses and other expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided below.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Ramses Erdtmann
SVP of Investor Relations and Administration
Phone: 408-215-3325

Manisha Pai
Sr. Director Public Relations & Corporate Communications
Phone: 408-215-3720

U.S. Medical Information, Pharmacyclics:
855-ibrutinib [(855)-427-8846]
medinfo@pcyc.com

SOURCE Pharmacyclics, Inc.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Sep. 30,	Dec. 31,
	2013	2012
Assets

Cash, cash equivalents and marketable securities 1	$560,100	$317,114
Other current assets 2	64,310	29,378
Total current assets	624,410	346,492
Property and equipment, net	20,856	6,403
Other assets	3,033	2,234
Total assets	$648,299	$355,129

Liabilities and Stockholders' Equity

Deferred revenue - current portion	$7,411	$8,139
Other current liabilities	59,775	21,118
Total current liabilities	67,186	29,257
Deferred revenue - non-current portion	52,054	62,562
Deferred rent	707	784
Total liabilities	119,947	92,603
Stockholders' equity	528,352	262,526
Total liabilities and stockholders' equity	$648,299	$355,129

1 Marketable securities	$11,667	$9,681

2 As of September 30, 2013 and December 31, 2012, Other current assets includes $52.2 million and $26.6 million, respectively, due to the Company from Janssen under the collaboration and license agreement related to cost sharing and Excess Amounts.

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2013	2012	2013	2012
Revenue:
License and milestone revenue	$75,000	$100,000	$125,000	$100,000
Collaboration services revenue	4,088	2,695	11,618	6,745
Total revenue	79,088	102,695	136,618	106,745
Operating expenses*
Research and Development	45,066	19,072	126,150	50,285
Less: Excess amounts related to Research and Development	(34,146)	-	(51,523)	-
Research and Development, net	10,920	19,072	74,627	50,285
General and Administrative	26,120	4,868	63,882	13,149
Less: Excess amounts related to General and Administrative	(11,378)	-	(14,384)	-
General and Administrative, net	14,742	4,868	49,498	13,149
Total operating expenses	25,662	23,940	124,125	63,434
Income from operations	53,426	78,755	12,493	43,311
Interest and other income, net	148	52	204	155
Income before income taxes	53,574	78,807	12,697	43,466
Income tax provision (benefit)	11,241	3,201	9,924	(2,411)
Net income	$42,333	$75,606	$2,773	$45,877

Net income per share:
Basic	$0.58	$1.09	$0.04	$0.66
Diluted	$0.55	$1.02	$0.04	$0.62
Weighted average shares used to compute
net income per share:
Basic	73,316	69,512	72,409	69,149
Diluted	77,659	74,456	76,684	73,840

* Includes share-based compensation as follows:
Research and development	$5,287	$2,590	$20,227	$6,298
General and administrative	4,849	576	20,348	2,201
	$10,136	$3,166	$40,575	$8,499

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2013	2012	2013	2012

GAAP net income	$42,333	$75,606	$2,773	$45,877
Adjustments:
Research and Development share-based compensation (2)	5,287	2,590	20,227	6,298
General and Administrative share-based compensation (2)	4,849	576	20,348	2,201
	10,136	3,166	40,575	8,499
Non-GAAP net income	$52,469	$78,772	$43,348	$54,376

GAAP net income per share - basic	$0.58	$1.09	$0.04	$0.66
Share-based compensation expense	0.14	0.04	0.56	0.13
Non-GAAP net income per share - basic	$0.72	$1.13	$0.60	$0.79

GAAP net income per share - diluted	$0.55	$1.02	$0.04	$0.62
Share-based compensation expense	0.13	0.04	0.53	0.12
Non-GAAP net income per share - diluted	$0.68	$1.06	$0.57	$0.74

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2)	All stock-based compensation was excluded for the non-GAAP analysis.